Exhibit 99.1

FOR IMMEDIATE RELEASE

Rafe Furst Returns to The Crypto Company as Chief Strategy Officer, Backing Vision with Bitcoin Investment Into The Company

MALIBU, CA – July 22, 2025 (NEWMEDIAWIRE) – The Crypto Company (OTCID: CRCW), a publicly traded blockchain and crypto-focused company, is proud to announce that Rafe Furst, one of the Company’s original founders, has rejoined the Company as Chief Strategy Officer. In addition to taking on this key leadership role, Furst (through a related entity) is investing Bitcoin into the Company.

Beginning with a master’s degree in Artificial Intelligence from Stanford University in 1992, Rafe pivoted from research into the Silicon Valley startup world, eventually founding four innovative companies in Web 1.0 and Web 2.0 before venturing into Web3 with The Crypto Company. Rafe brings decades of experience at the intersection of emerging technology, systems design, and strategic venture building. His return signals a renewed focus on long-term innovation and growth for TCC.

“Having Rafe back is more than symbolic—it’s catalytic,” said Ron Levy, CEO of The Crypto Company. “He brings a rare mix of technical fluency, entrepreneurial track record, and deep crypto-native insight. His personal investment underscores his conviction that TCC is uniquely positioned in the next wave of blockchain and crypto adoption.”

Furst is also known for his work in early-stage venture capital and has been an early investor in dozens of companies, helped pioneer equity crowdfunding, and authored influential essays on decision theory and decentralized systems. Furst was the initial seed capital investor in one of the largest online poker sites in the world.

Furst has also recently published a #1 Amazon Bestseller, The Future of Venture Capital (foreword by Tim Draper). He is also a World Series of Poker Champion—an achievement that mirrors his disciplined, probabilistic approach to business strategy. In his new role, Furst will define and lead the implementation of the Company’s crypto treasury strategy. “Returning to The Crypto Company feels like picking up a conversation that never ended,” said Furst. “I believe we’re approaching a convergence point—where blockchain, crypto, and AI will redefine how capital and value are formed and allocated globally, not just in the private markets but in the public markets as well. I’m excited to help TCC become a bridge between these two worlds.”

Furst’s investment of Bitcoin into The Crypto Company echoes his original investment of Bitcoin into the Company at its formation in 2017. “It feels like I’ve come full circle, with renewed energy and excitement about the crypto industry and TCC’s rightful place in it,” said Furst, reflecting growing internal confidence in TCC’s roadmap and mission-driven approach to building in the blockchain space.

About The Crypto Company

The Crypto Company (TCC) brings together sophisticated operating entities, Web3 assets, education and training under one roof. TCC was one of the first public companies (2017) to implement a crypto treasury strategy. As a leader in Web3 solutions, TCC creates synergies between traditional finance and the decentralized economy.

Contact information:

The Crypto Company

Phone 424-228-9955

Email: info@tcc.co

www.thecryptocompany.com

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